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                          Independent Auditors' Consent
                          -----------------------------

The Board of Directors
Genesis Health Ventures, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-82200) on Form S-8 of Genesis Health Ventures, Inc., of our report dated June 12, 2003, with respect to the statements of net assets available for benefits of the Genesis Health Ventures, Inc. Retirement Plan (the Plan) as of December 31, 2002 and 2001 and the related statements of changes in net assets available for benefits for the years then ended, and the related schedule, which report appears in the December 31, 2002 Annual Report on Form 11-K of the Plan.





Philadelphia, Pennsylvania
June 30, 2003